Exhibit 10.48

EXECUTION COPY

AMENDED AND RESTATED

EXCLUSIVE MANUFACTURING AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE MANUFACTURING AGREEMENT (the “Agreement”) is entered into effective as of this 31ST day of March, 2019 (the “Effective Date”), by and between THE JUICE PLUS+ COMPANY, LLC (formerly known as NSA, Inc. or NSA, LLC), a Tennessee limited liability company having a place of business at 140 Crescent Drive, Collierville, Tennessee 38017 (“Juice Plus+”), NATURAL ALTERNATIVES INTERNATIONAL EUROPE Ltd./SA/AG, a Swiss corporation (“NAIE”) having a place of business at Centro Galleria 1, Via Cantonale, 6928 Manno, Switzerland, and NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation (“NAI”) having a place of business at 1535 Faraday Avenue, Carlsbad, CA 92008 (NAIE and NAI collectively referred to herein as “Seller”) (each a “Party,” and collectively the “Parties”).

WHEREAS, Seller contract manufactures customized nutritional supplements and related products on behalf of nutrition companies;

WHEREAS, Juice Plus+ is the owner and/or exclusive licensee of the specifications and formulations of certain nutritional products currently marketed under the trademark Juice Plus+®; and

WHEREAS, Juice Plus+ and Seller entered into an Exclusive Manufacturing Agreement dated August 7, 2017, for Seller to be the exclusive manufacturer and supplier of certain nutritional products for and on behalf of Juice Plus+ for resale in the Territory (as hereinafter defined) through Juice Plus+’s Third Party distributors and licensees, (the "Initial Agreement"); and

WHEREAS, the Parties now desire to amend and restate the Initial Agreement, in order to extend the term, provide certain volume discounts to Juice Plus+, and the other matters contained herein;

NOW, THEREFORE, incorporating the above recitals, and in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     Definitions. The following terms shall have the following meanings as used in this Agreement:

1.1     “Affiliate” shall mean, except as provided below, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party.

1.2     “Applicable Law” shall mean all laws, rules, regulations and requirements applicable to the Production of any Product, including but not limited to laws of the United States when the Product is designated by Juice Plus+ to be distributed in the United States, and the applicable laws of other countries or jurisdictions when the Product is designated by Juice Plus+ to be distributed in those jurisdictions. When they are applicable the Applicable Law of the United States shall include the U.S. Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the rules and regulations promulgated thereunder, and all current good manufacturing practices which may be applicable to a Product, including but not limited to those promulgated by the U.S. Food and Drug Administration (the “FDA”).

1.3     “Business Day” shall mean Monday through Friday, inclusive, during posted business hours, except for national or other holidays in the applicable country or jurisdiction in the Territory.

1.4     “Commercially Reasonable Efforts” shall mean, with respect to a Seller’s obligations under this Agreement to Produce and supply Juice Plus+ with Products, the level of efforts required to carry out such obligations in a sustained manner consistent with the efforts a high quality nutritional products contract manufacturer would devote to a similar obligation, based on conditions then prevailing.

1.5     “Competing Products” shall mean whole food based nutrition products containing blended fruit, berry and/or vegetable juice powders and which are substantially similar to the Products.

1.6     “Confidential Information” shall mean all techniques and data specifically relating to development, use or sale of Products, including, but not limited to inventions, practices, methods, knowledge, know-how, skill, experience, test data including analytical and quality control data, nutritional data, regulatory submissions, correspondence and communications, marketing, pricing, distribution, cost, sales, patent and legal data or descriptions, and compositions of matter, assays, formulations and Standards relating to development, use or sale of Products, as well as all other non-public information pertaining to Juice Plus+, its products, and its business, customers, suppliers and distributors, all of which is proprietary to and a trade secret of Juice Plus+ except for any portion of such information or materials which (i) is publicly disclosed by Juice Plus+, either before or after it becomes known to Seller; (ii) was known to Seller, without obligation to keep it confidential, prior to when it was received from Juice Plus+; (iii) is subsequently disclosed to Seller by a Third Party lawfully in possession thereof without obligation to keep it confidential; (iv) has been publicly disclosed other than by Seller and without breach of an obligation of confidentiality with respect thereto; or (v) has been independently developed by Seller without the aid, application or use of Confidential Information, as demonstrated by competent written evidence.

1.7     “Control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Party, whether through the ownership of voting securities, the ownership of all or substantially all assets, by contract, or otherwise.

1.8     “Enforcement Action” shall mean any action taken by any government agency against Seller or any Product manufactured by Seller for Juice Plus+ under this Agreement which involves (i) the seizure or recall of Product as a result of a failure by Seller to Produce the Product in accordance with the Standards, (ii) an instruction to cease Producing any Product due to the failure by Seller to Produce the Product in accordance with the Standards, or (iii) a fine relating to purported violations of any Applicable Law governing the Production of any Product based upon a failure by Seller to Produce the Product in accordance with the Standards.

1.9     “Forecast” means, with respect to any period, a good faith projection or estimate by Juice Plus+ of its requirements for Products during each month of the period.

1.10     “Master Distributor” shall mean Juice Plus+’s Third Party independent distributors and international licensees as such may be designated in any Purchase Order.

1.11     “Produce” and “Production” shall mean the manufacture, testing, packaging, storage, labeling, shipment, and delivery of Products to Juice Plus+.

1.12     “Products” shall mean the Juice Plus+ nutritional products listed on the attached Exhibit A and any New Products added to this Agreement as set forth in Section 14, and any modification or addition thereto set forth in a subsequent written memorandum signed by the Parties which expressly refers to and adds such product to be included in this Agreement (each a “Product”).

1.13      “Purchase Order” shall mean a purchase order executed by an officer of Juice Plus+ or their written designee and issued by Juice Plus+ to Seller hereunder, which may, among other things, specify items such as: (a) the Product(s) to be purchased, (b) the quantity of each Product ordered; (c) the delivery date; (d) the unit price for each Product to be purchased; and (e) the billing address; and (f) any special or unusual terms and conditions of the Purchase Order.

1.14     “Standards” shall mean the detailed formulations and specifications for the Production of each Product, including the ingredients, manufacturing, testing, packaging, labeling, storage and quality standards (including, but not limited to, a Quality Agreement) for each Product, as shall be provided by Juice Plus+ to Seller and agreed to in writing by Seller, as such Standards may be amended by any subsequent written memorandums signed by the Parties expressly referring to this Agreement.

1.15     “Territory” shall mean the countries and/or regions listed on Exhibit B, and any additional countries and/or regions as may be mutually agreed upon by the Parties in any subsequent written memorandums signed by the Parties which expressly refer to this Agreement.

1.16     “Term” shall mean the term of this Agreement as defined in Section 13.

1.17     “Third Party” shall mean any person or entity other than Juice Plus+ or Seller or an Affiliate of either of them.

2.     Manufacture and Supply. Subject to the terms and conditions of this Agreement, Seller shall be the exclusive manufacturer and supplier to Juice Plus+ of Products for distribution in the Territory. During the Term, Juice Plus+ shall purchase exclusively from Seller, and Seller agrees to Produce for Juice Plus+, all of Juice Plus+’s requirements for the Products in the Territory in accordance with and subject to the provisions of this Agreement. The Parties acknowledge and agree that the payment and/or fulfillment after the Effective Date of any purchase order for Products issued by Juice Plus+ to a Third Party supplier prior to the Effective Date shall not constitute a breach of Juice Plus+’s obligation hereunder to exclusively purchase Products from Seller. In addition, the Parties agree that notwithstanding anything else to the contrary stated herein, Juice Plus+ may purchase Products from a Third Party manufacturer from time to time during the Term for sale in the Territory; provided, however, that such purchases from Third Party manufacturers shall not exceed two and one-half percent (2.5%) of Juice Plus+’s requirements for the Products in the Territory during the prior twelve (12) month period, and provided Juice Plus+ provides a certification to Seller signed by the Chief Executive Officer of Juice Plus+ within thirty (30) days following the end of the twelve month period certifying to Seller the Third Party manufacturer(s) used, the Products purchased from each Third Party manufacturer, the quantity of each Product purchased from each Third Party manufacturer, and the country(ies) each Product(s) are distributed into, for all Products purchased from any Third Party manufacturer during the twelve (12) month period.

2.1     Compliance with Applicable Law, Warranties, and Standards. Seller shall Produce the Products in accordance with Applicable Law, the warranties contained in Section 6, and the Standards. Seller shall conduct in-process inspections, final inspections and perform quality assurance testing to ensure that all Products are Produced in compliance with the Standards. Seller shall not make any changes to or otherwise deviate from the Standards without the express prior written consent of Juice Plus+. To insure compliance with this Agreement, Seller shall retain a consumer unit sample of each batch and lot of Products Produced by Seller for a period of five (5) years from the Production date of each Product.

2.2     Parts, Labor and Materials. Seller shall provide all parts, labor, and materials necessary to perform Seller’s obligations under the terms of this Agreement. Except as otherwise approved in writing by Juice Plus+ Seller shall maintain an inventory of raw materials used in the Production of the Products, and begin the manufacturing process, both as necessary to meet Juice Plus+’s forecast of anticipated monthly Purchase Orders (as set forth in Section 5). Seller shall maintain such inventory on a FIFO basis.

2.3     Inspection Rights. All Products shall be subject to inspection by Juice Plus+. Seller shall provide and maintain an inspection procedure and quality assurance program for the Products and their Production processes. All inspection records maintained by Seller shall be made available to Juice Plus+, at a reasonable time, upon request. Juice Plus+ or its representatives may review Seller’s performance of the work under this Agreement including development, formulation, Production and testing of the Products, the design of the manufacturing process used to Produce them, and their operation. To review the work, Juice Plus+ or its representatives may visit the sites where Seller and/or Seller’s subcontractors and agents perform the process, or Juice Plus+ or its representatives may review all documentation related to Seller’s performance of the work hereunder. Juice Plus+ may review such documentation at Seller’s site or request Seller to provide copies for review, and Seller shall provide such copies if so requested. When Juice Plus+ elects to inspect a site, it shall visit the site(s) during normal business hours and shall have access to documentation, both following reasonable notice to Seller.

2.4     Quality Control and Product Information. Upon receipt of a request from Juice Plus+ for information relating to formulation, sources of ingredients, suppliers, subcontractors or other information relating to the Products, Seller shall, as soon as reasonably possible (but, in any event, not to exceed fourteen (14) days), provide all requested information and cooperate fully and to the extent reasonably requested by Juice Plus+.

2.5     Packaging and Labeling. Seller shall label and package the Products in accordance with the Standards. Upon request, Seller shall consult with Juice Plus+ regarding labeling, and Seller shall submit sample labeling to Juice Plus+ for approval. All Product labeling must be approved in writing by Juice Plus+ before labels are applied to Products. Additional costs incurred as a result of future modifications to the packaging of the Products requested by Juice Plus+ shall be paid by Juice Plus+, provided Seller provides an accounting of those additional costs to Juice Plus+’s satisfaction. Seller shall be responsible for procurement of materials, any testing required and obtaining Juice Plus+’s approval of all packaging.

2.6     Subcontractors and Suppliers. Seller currently utilizes certain subcontractors and suppliers set forth in the Standards or specified by Juice Plus+ in a subsequent written memorandum signed by the Parties and expressly referring to this Agreement, which are approved by Juice Plus+ for Seller to use to perform its obligations hereunder (“Approved Contractors”). Seller shall not utilize any subcontractors or suppliers other than the Approved Contractors in the manufacturing process, without obtaining the prior written consent of Juice Plus+. Seller shall not be required to obtain the consent of Juice Plus+ before changing subcontractors or suppliers involved solely in the labeling of Product.

2.7     Batch, Lot, and Identification Codes. Each Product manufactured by Seller under this Agreement shall be identified by a lot number that is linked to the manufacturing Batch Number of the Product and location, time and shift of final packaging. The term “Batch Number” shall mean a number which is assigned to a single production run of a Product manufactured by Seller. The size of a standard production run of each Product shall be set forth in the Standards or specified by Juice Plus+ in a subsequent written memorandum signed by the Parties and expressly referring to this Agreement. In addition, Seller shall place such additional identification codes/numbers on all consumer and/or shipping packaging as are set forth on a written memorandum signed by the Parties and expressly referring to this Agreement.

2.8     Certificates of Analysis. Seller shall ensure that an appropriate certificate of analysis accompanies each shipment of Products delivered to Juice Plus+. The certificate shall, at a minimum, provide an analysis of the Products contained in the shipment, as well as the input amounts of all components of the Products with label claims, and the results of all assays performed) and the bar-coded information in the form set forth in the Standards. Juice Plus+ shall have the right to reject any shipment of Products if such shipment is received by Juice Plus+ without a certificate of analysis. Seller shall also maintain certificates of analysis from all suppliers of materials blended into the Products, and insure that these conform to the Standards.

2.9     Expiration Date. Each Product Produced by Seller under this Agreement shall display an expiration date consisting of month and year. Unless otherwise set forth in the Standards, no Product shall have a stated shelf life more than two (2) years.

2.10     Certifications and Good Manufacturing Practices. Seller shall maintain all manufacturing certifications necessary to permit Seller to Produce Product for Juice Plus+ in compliance with Applicable Law.

3.     Purchase Price and Purchase Price Adjustments. The purchase price to be paid by Juice Plus+ for each Product shall be listed in written memoranda signed by the Parties expressly referring to this Agreement. Seller agrees to take Commercially Reasonable Efforts to maintain Product production costs at levels consistent with or below such costs as of the date of this Agreement.

3.1     Change in Material Costs. In the event that Seller’s costs relating specifically to the production of the Products increase or decrease materially as a result of changes in material costs, Seller shall provide Juice Plus+ documentation evidencing such cost changes in a form reasonably satisfactory to Juice Plus+. For purposes of this Section 3, Product production costs shall be delivered by Seller to Juice Plus+ and examined quarterly, with the first such examination to occur on the first business day following the date three months after the Effective Date. Upon Juice Plus+’s reasonable satisfaction and confirmation of the changes in Product production related costs, the increased or decreased costs shall be reflected in a corresponding change in the purchase price of the Products paid by Juice Plus+ to Seller on a per Product basis and shall be reflected in a subsequent written memorandum signed by the Parties expressly referring to this Agreement. Any increase or decrease in purchase price shall become effective ninety (90) days after such increase or decrease is determined by Juice Plus+ and Seller. In the event Juice Plus+ identifies and secures a reduction in the cost of materials included in a Product, the price paid for the Product or Products impacted by such a reduction in material cost shall be adjusted by an amount equal to the cost of materials saving and the adjusted price shall apply to all subsequent shipments of such Product or Products which include the lower cost material.

3.2     Change in Labor Costs. In addition, beginning in the fourth year of the Term of this Agreement, and no more often than annually thereafter, in the event that Seller’s costs relating specifically to the production of the Products increase materially as a result of changes in labor costs included in the price paid by Juice Plus+ for any Product during the prior period since the last such price adjustment if any, but in no event greater than the increase for that period in the Consumer Price Index for the location of the labor, Seller shall provide Juice Plus+ documentation evidencing such cost increase in a form reasonably satisfactory to Juice Plus+. Following Juice Plus+ approval which shall not be unreasonably withheld, conditioned or delayed, such change shall constitute an increase in the price paid by Juice Plus+ for that Product equal to the increase in the cost of labor incurred by Seller in the preceding period, but in no event greater than the increase for that period in the Consumer Price Index for the location of the labor, and the increased price shall apply to all subsequent shipments of that Product.

3.3     Seller Obtained Cost Reductions. In the event Seller though its own initiative identifies and secures a reduction in the cost of materials included in a Product by taking some action itself (other than simply market rate change in material cost) (such as but not limited to Seller locating an alternate Approved Contractor for Juice Plus+ consideration and approval, or Seller offering to purchase fixed or minimum quantities at no risk to Juice Plus+, or Seller offering to fix purchase prices for a set period at no risk to Juice Plus+, or any other cost of material reduction initiative initiated by Seller), then Seller shall provide Juice Plus+ documentation evidencing such cost of material reduction initiative in a form reasonably satisfactory to Juice Plus+, and, following Juice Plus+ approval which shall not be unreasonably withheld, conditioned or delayed, and the implementation of the cost saving initiative by Seller, the price paid for the Product or Products impacted by a reduction in material cost obtained in this fashion by Seller, shall be adjusted equal to fifty percent (50%) of the cost of materials saving and the adjusted price shall apply to all subsequent shipments of that Product or Products.

3.4     Change in Standards. Anytime there is a change in the Standards for any Product the parties shall meet and confer, modify the applicable pricing memorandum, and sign a revised memorandum for that Product expressly referring to this Agreement and including a modification to the price paid by Juice Plus+ for that Product equal to the change in cost of Production of that Product resulting from the change in Standards. A change in a supplier or subcontractor or the nature or source of an included material required by Juice Plus+ or Applicable Law, or any change in manufacturing process required by Juice Plus+ or Applicable Law, shall constitute a change in the Standards for that Product pursuant to this Agreement.

3.5     Volume Purchase and Other Discounts. Seller shall provide Juice Plus+ with certain price discounts or concessions as set forth in this Section 3.5.

3.5.1     In consideration of and as a condition to Seller granting Juice Plus+ the discounts referenced in this Section 3.5.1 Juice Plus+ shall return to Seller 400,000 shares of the restricted common stock of NAI granted to Juice Plus+ pursuant to the terms of the Restricted Stock Award Agreement attached to the Initial Agreement, as Exhibit D. Juice Plus+ agrees to cooperate including executing any document reasonably requested by Seller to cause and confirm the acquisition by Seller and transfer of the 400,000 shares from Juice Plus+ to the Seller free and clear of all liens and claims of or from any person. In exchange therefore on the first day of each month for the period commencing April 1, 2019 and ending with the last credit given pursuant to this Section 3.5.1 on March 1, 2021, Seller shall provide a credit to Juice Plus+ against its accounts payable to Seller in the amount of $166,666.67.

3.5.2     In consideration of the extension of the Term of the Initial Agreement, and subject to the adjustment set forth in Section 3.5.3 Seller shall provide Juice Plus+ an annual sales discount of Two Million Dollars, by providing a monthly credit to Juice Plus+ against its accounts payable to Seller in the amount of $166,666.67 commencing on April 1, 2021 and on the first day of each following month continuing until the last credit given March 1, 2024.

3.5.3     In the event on each March 31st 2022, 2023 and 2024 the total of Juice Plus+ purchases from Seller for the prior twelve months were less than $75,000,000 (without including and not reduced by the credits referred to in Sections 3.5.1 and 3.5.2), Juice Plus+ shall pay the Seller the same percentage of the Two Million Dollars in credit provided as the percentage the total purchases from Seller by Juice Plus+ for the prior twelve months were less than $75,000,000 (without including and not reduced by the credits referred to in Sections 3.5.1 and 3.5.2).

4.     Payment Terms. Seller shall submit invoices to Juice Plus+ via email or other satisfactory electronic transmission upon each shipment of Products. Payment in full shall be due from Juice Plus+ within thirty (30) days of the date of the invoice. Unless otherwise agreed in writing by the parties, invoices submitted by NAIE shall be paid in Euros, and invoices submitted by NAI shall be paid in United States Dollars. Juice Plus+ shall receive a two percent (2%) discount for payments made on or before the tenth (10th) day after the date of the invoice. All payments shall be made via wire transfer pursuant to wire instructions provided to Juice Plus+ by Seller. Juice Plus+’s payment of each invoice shall be subject to its rights under Section 9 of this Agreement.

5.     Ordering Procedures.

5.1     Purchase Orders. Seller’s authorization to perform work under this Agreement will be given by Juice Plus+ in the form of a Purchase Order. Except as otherwise set forth herein Juice Plus+ will not pay Seller for Products or charges for Products unless the Products are Produced, and the charges were incurred, to fill an authorized Purchase Order previously submitted to Seller by Juice Plus+. A Purchase Order is the authorization by Juice Plus+ to order materials, allocate labor or equipment, or enter into any other commitments for the Production of the Products. Juice Plus+ shall issue Purchase Orders for delivery of Products at Juice Plus+’s discretion. Within 48 hours of receipt of a Purchase Order, Seller shall send Juice Plus+ written confirmation of such receipt and shall confirm the delivery date for such Products. Except as otherwise set forth herein or agreed to in writing by the parties, Juice Plus+ shall not be responsible for work performed, material purchased, or other commitments or expenses incurred by Seller other than as stated in a Purchase Order provided by Juice Plus+.

5.2     Forecasts. In order to assist Seller to most efficiently fulfill Purchase Orders, on the last business day of each month during the Term, Juice Plus+ shall provide Seller a good faith rolling forecast of Juice Plus+’s anticipated monthly Purchase Orders to be issued to Seller for the next twelve (12) month period, broken down by Product. Such forecasts shall in no way obligate Juice Plus+ to issue Purchase Orders based thereon, or except as otherwise set forth herein create responsibility for any charges incurred by Seller unless and until Juice Plus+ issues an authorized Purchase Order.

6.     Representations, Warranties and Covenants. The Parties hereby expressly represent, warrant, and covenant to each other as follows:

6.1     Manufacturing. Seller represents and warrants to Juice Plus+ that all Products Produced hereunder: (i) shall be Produced in conformance with the Standards; (ii) shall be of merchantable quality, in conformance with Acceptable Quality Levels (“AQL”) for defects as set forth in the Standards, and shall not be adulterated, (ii) shall be manufactured, packaged, and labeled in conformity with Applicable Law, (iii) shall be delivered free and clear of all liens, security interests, and/or encumbrances of any type or nature, and (iv) will have a shelf life equal to or in excess of the shelf life specified in the Standards.

6.2     Legal Requirements. Should the requirements of any Applicable Law specify requirements that are different than those contained in the Standards, Juice Plus+ will modify the Standards to comply with Applicable Law. Seller shall not change any Standards without the prior written consent of Juice Plus+. In the event, any Party becomes aware of facts that indicate a Product produced in accordance with the Standards would not comply with Applicable Law they shall notify the other Parties in writing. In the event Seller and Juice Plus+ fail to agree on any modification that Seller deems is required for the Standards for any Product to comply with all Applicable Law, Seller shall not be obligated to manufacture any Product in accordance with any Standard that Seller deems to be non-conforming, and the Parties shall negotiate in good faith to resolve the issue.

6.3     Labeling. Juice Plus+ shall ensure the Standards for packaging, labeling, and Products shall be, to the extent required, approved by the appropriate regulatory agencies in each jurisdiction in which the Products are to be sold. Seller shall ensure no Product contained in any shipment now or hereafter made to Juice Plus+ by Seller will, at the time of such shipment or delivery, be adulterated, mislabeled, misbranded or otherwise not in conformance with the Standards.

6.4     Continuing Effect. The representations, warranties, and covenants contained herein shall be continuing representations, warranties, and covenants and shall be binding upon the Parties with respect to all Products.

7.     Delivery of Products. All Products are delivered FOB Seller’s manufacturing facilities, or Approved Contractors. Currently Seller’s manufacturing facilities are in Vista, California, and Manno, Switzerland. Upon notice provided by Seller and in conformance with the applicable Purchase Order Juice Plus+ shall, or shall have its agents, pick up all completed Products from Seller’s or Approved Contractors manufacturing facilities and deliver Products in an appropriate manner and with due care to the location instructed by Juice Plus+. It is the responsibility of Seller to schedule production and time for delivery (FOB Seller’s manufacturing facility) of all Products ordered under this Agreement in compliance with the terms set forth in the applicable Purchase Order. Seller’s delivery of 95%-105% of the quantity set forth in any Purchase Order shall constitute compliance with the applicable Purchase Order. In the event Seller becomes unable to or fails to produce and deliver Juice Plus+’s requirements for the Products in the Territory in accordance with the provisions of this Agreement, Juice Plus+ may, in addition to any other rights it has pursuant to the terms of this Agreement, and without any liability to Seller, have sufficient Products manufactured and delivered by a Third Party manufacturer in accordance with the same Standards to the extent required to fulfill Juice Plus+’s requirements for the Products that Seller is unable or fails to produce and deliver.

8.     Title, Insurance and Risk of Loss. The title to, obligation to insure and risk of loss of the Products shall pass to Juice Plus+ at Seller’s manufacturing facility upon Seller’s transfer of such Products to Juice Plus+’s designated shipper.

9.     Acceptance and Rejections.

9.1     Timing. Seller shall provide and maintain an inspection procedure and quality assurance program for the Products and their Production. All inspection records maintained by Seller shall be made available to Juice Plus+, at a reasonable time, upon written request. Juice Plus+ shall have thirty (30) business days from the date of delivery to Juice Plus+ to inspect and test all Products, and may refuse to accept Products which do not conform to the Standards or the requirements of this Agreement. All Products shall be subject to preliminary and final inspection by Juice Plus+. If Juice Plus+ has not timely notified Seller of rejection, then the Products shall be deemed to have been accepted by Juice Plus+. The act of payment for Products shall not of itself signify acceptance. As Juice Plus+ is purchasing the Products for sale to a Third Party, Juice Plus+ shall have a period of thirty (30) days from final delivery of the Products to such Third Party to accept or reject the Products; provided, however, that any such rejection must occur prior to the expiration date set forth on the Products.

9.2     Replacement and Costs. If Juice Plus+ rejects any Products for failure to be in conformance with the Standards or any other requirement of this Agreement, Seller shall replace such rejected Products or refund any monies paid for any Products that fail to meet the Standards or other requirements set forth in this Agreement. Juice Plus+ shall have the right to reject any Products delivered to Juice Plus+ which are not accompanied by or preceded by a certificate of analysis, as required in Section 2.8. If any Products are returned to Seller for a suspected breach of warranty, Seller shall bear the shipping costs of returning the Products to Seller. If the returned Products are in breach of any of Seller’s warranties, then Seller shall pay the costs of shipping replacement Products back to the Juice Plus+ warehouse specified in the original Purchase Order for the allegedly defective Products. If the returned Product(s) are not in breach of Seller’s warranties, Juice Plus+ shall be responsible for the cost of shipping the returned Products back to the Juice Plus+ warehouse specified in the Purchase Order, and Juice Plus+ shall reimburse Seller for expenses incurred by Seller in shipping the Products back to Seller. These rights are in addition to and shall not be construed as a limitation upon the Warranties given by the Parties to each other in Section 6 of this Agreement.

10.     Confidential Information.

10.1     Seller’s Access to Confidential Information. Seller agrees and acknowledges that as a result of this Agreement, Seller may receive and have access to Confidential Information of Juice Plus+. Seller covenants and warrants to Juice Plus+ that Seller shall not use the Confidential Information for any purpose other than the fulfillment of Seller’s obligations under this Agreement, and Seller shall hold Confidential Information in strict confidence except to the extent: (i) required by law, (ii) to protect its interests in any dispute or litigation, or (iii) as may be necessary to perform its obligations under this Agreement. Seller’s obligations of confidentiality and non-use of Confidential Information under this Section shall survive any termination or expiration of this Agreement.

10.2     Injunctive Relief. Seller hereby acknowledges and agrees that breach of the covenants contained in Section 10 will cause irreparable harm to Juice Plus+. Notwithstanding any other provision of this Agreement, Juice Plus+ may enforce the above-described covenants and warranties by injunction, both preliminary and permanent, it being agreed that the posting of an injunction bond of no more than $5,000 shall be sufficient to indemnify Seller against costs or damages which might be incurred by virtue of any temporary injunction. Nothing herein shall be construed to prohibit Juice Plus+ from pursuing any other legal or equitable remedy available to Juice Plus+ due to any breach by Seller of the provisions of this Section.

11.     Standards Warranty. Juice Plus+ hereby warrants it is the owner or exclusive licensee of the formulations and Standards for the Products that are the subject of this Agreement and that Juice Plus+ has the right to manufacture or have manufactured such Products in conformance with the Standards, and Seller acknowledges these rights of Juice Plus+.

12.     Intellectual Property.

12.1     Ownership. Seller hereby acknowledges Juice Plus+’s exclusive ownership of the trademarks listed on Exhibit C attached hereto and hereby incorporated herein, and all other trademarks of Juice Plus+ (collectively, the “Juice Plus+ Marks”), and any patents embodied in the Products and agrees to refrain from taking any action, during or after the Term, which could adversely affect the validity or enforceability of the Juice Plus+ Marks and any patents embodied in the Products, including by modifying or obliterating any trademark or patent markings on the Products as sold. This Agreement shall not give Seller any right to use the Juice Plus+ Marks, or any patents or other intellectual property of Juice Plus+, except as specifically authorized in this Agreement or in writing by Juice Plus+.

12.2     License Grant. Juice Plus+ hereby grants to Seller, during the Term, a non-exclusive license to use the Juice Plus+ Marks and other intellectual property of Juice Plus+ as may be reasonably necessary for Seller to Produce Products for Juice Plus+ pursuant to the terms and conditions of this Agreement.

12.3     Improvements. Any and all improvements, modifications, inventions or discoveries by Seller or its employees relating to the Products and formulations thereof shall be the sole and exclusive property of Juice Plus+, and Seller hereby agrees to assign all such improvements, modifications, inventions or discoveries to Juice Plus+.

12.4     Post-Termination. Promptly following the termination or expiration of this Agreement for any reason, Seller shall immediately discontinue all use of the Juice Plus+ Marks and all other intellectual property of Juice Plus+, and remove or dispose of all signs and other indicia relating to the Juice Plus+ Marks as Juice Plus+ shall direct. Seller shall not register any trademarks identical with or similar to the Juice Plus+ Marks. All use of the Juice Plus+ Marks by Seller in connection with this Agreement shall be subject to Juice Plus+’s control and shall inure to the benefit of Juice Plus+. Seller’s obligations under this Section 12 shall survive any termination or expiration of this Agreement.

13.     Term and Termination.

13.1     Term. Unless earlier terminated pursuant to this Section 13, the term of this Agreement shall commence on the Effective Date and end August 6, 2025, (the “Term”).

13.2     Termination by Either Party. This Agreement may be terminated (a) by the mutual written agreement of the Parties; (b) immediately upon written notice by either Party if the other Party (i) becomes insolvent or has a petition in bankruptcy, reorganization or similar action filed by or against it; (ii) is dissolved or liquidated or has a petition for voluntary dissolution or liquidation filed with respect to it; (iii) has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity; or (iv) is subject to property attachment, court injunction, or court order materially and adversely affecting its ability to perform its obligations under this Agreement.

13.3     Termination by Juice Plus+ for Cause. Juice Plus+ may terminate this Agreement for cause upon ninety days (90) days’ written notice to Seller (the “Default Notice Period”) if at any time:

(a)     Seller is unable to Produce the Products in sufficient volume as required by this Agreement or maintain the quality control levels specified pursuant to this Agreement;

(b)     Seller breaches any representation, warranty, covenant, obligation, commitment or other agreement contained in this Agreement and such breach is not cured within the Default Notice Period;

(c)     Seller is in default in the full and prompt payment or performance of any representation, warranty, covenant, obligation, commitment, condition or undertaking on Seller’s or Seller’s Affiliate’s part to be paid, met, kept, observed or performed pursuant to the provisions of any other agreements between Seller or Seller’s Affiliate and Juice Plus+ and such default is not cured within the Default Notice Period;

(d)     Seller has the public trading of its shares suspended; or

(f)     any government agency takes an Enforcement Action against Seller or any Product Produced by Seller under this Agreement.

13.4     Termination for Change in Control. Juice Plus+ shall have the right to terminate this Agreement upon one hundred eighty (180) days written notice to Seller in the event of a change of Control of any Party.

13.5     Termination by Seller for Cause. Seller may terminate this Agreement for cause by providing written notice to Juice Plus+ (i) if Juice Plus+ breaches any representation, warranty, covenant, obligation, commitment or other agreement contained in this Agreement and such breach is not cured within the Default Notice Period (as defined above); or (ii) if Juice Plus+ fails to pay any amount due pursuant to the terms of this Agreement within thirty (30) days of such notice, provided, however, that if Juice Plus+ is in good faith contesting any amount owed to Seller as a result of this Agreement through appropriate proceedings, such failure to pay shall not be considered an event which triggers Seller’s ability to terminate under this Agreement.

13.6     Election to Continue. In the event of a breach or other event triggering either Party’s right to terminate for cause and the lapse of any applicable cure period, the non-breaching Party may agree to continue the Agreement rather than terminating it. To do so, that Party shall send a notice to the breaching Party specifying the conditions under which the non-breaching Party will agree to continue the Agreement. By agreeing to continue the Agreement in this manner, the non-breaching Party does not waive its right to later terminate the Agreement based on the event that is the subject of the notice.

13.7     Result of Termination by Juice Plus+. If Juice Plus+ terminates this Agreement for cause, Juice Plus+ shall pay Seller the purchase price for: (1) all Products and work completed in accordance with this Agreement; (2) all work in process based on Purchase Orders from Juice Plus+ or produced based upon forecasts of Juice Plus+’s Product needs for the immediately preceding 90 day period as provided by Juice Plus+; and (3) any and all raw materials that Seller (i) has purchased from suppliers specified by Juice Plus+; or (ii) has purchased in reliance on Juice Plus+ forecasts and that can only be used for Juice Plus+’s Products. However, Juice Plus+ shall not be obligated to purchase Products and/or raw materials that are not in compliance with the Standards.

14.     New Products.

14.1     Right of First Refusal. During the Term and to the extent not prohibited by patent, law or agreement, Juice Plus+ hereby grants to Seller a right of first refusal to Produce new nutritional products that Juice Plus+ desires to distribute in the Territory (“New Products”); provided, however, that nothing in this right of first refusal shall be construed or interpreted in any way to prevent Juice Plus+ from obtaining competitive bids from Third Party manufacturers to produce any New Product.

14.2     New Product Notice. In the event Juice Plus+ wishes to manufacture a New Product for distribution in the Territory, Juice Plus+ shall provide a written notice (“New Product Notice”) to Seller. The New Product Notice will contain formulation and product specifications and any bona fide price, manufacturing, delivery and other material terms agreed to or offered in writing by any Third Party manufacturer. Seller shall have a period of sixty (60) days from the date of receipt of the New Product Notice to determine whether to exercise its right of first refusal. If Seller exercises its right of first refusal, it must have the ability to produce the New Product in the quality, quantity, and at costs competitive with those specified in the New Product Notice. If Seller does not exercise its right of first refusal, Juice Plus+ shall have the right to have the New Product produced by a Third Party manufacturer on the terms specified in the New Product Notice. If Juice Plus+ is unable to have the New Product manufactured upon the terms set forth in the New Product Notice, Juice Plus+ shall be required to resubmit a New Product Notice to Seller and Seller shall have an additional sixty (60) days from the date of resubmittal to exercise its right of first refusal. If Seller agrees to produce any New Products for Juice Plus+ pursuant to this Section 14, such New Products shall be listed on subsequent written memorandums signed by the Parties and expressly referring to this Agreement, and shall thereafter fall within the definition of a Product subject to terms of this Agreement.

15.     Force Majeure. Neither Party shall be in default or breach nor liable to the other for any failure to perform directly caused by events beyond that Party’s reasonable control, such as acts of nature, labor strikes, war, insurrections, riots, terrorism, acts of governments, embargoes and unusually severe weather provided the affected Party notifies the other Party within ten (10) days of the occurrence. Such an event shall be deemed an excusable delay. THE PARTY AFFECTED BY AN EXCUSABLE DELAY SHALL TAKE ALL REASONABLE STEPS TO PERFORM DESPITE THE DELAY. If the Party is unable to perform within a reasonable period, the failure to perform shall no longer be deemed an excusable delay by this Section.

16.     Return of Materials. If Juice Plus+ terminates this Agreement for any reason, Seller shall complete all work in process in a timely fashion and deliver the same to Juice Plus+ as provided herein against payment as provided herein. To the extent that after such work in progress has been completed, Seller has Products, or inventory of raw materials and packaging materials on hand that were purchased or Produced in good faith reliance upon the rolling forecasts, and in conformance with this Agreement then Juice Plus+ shall be liable for, and required to purchase such from Seller within thirty (30) days from the date that Seller furnishes to Juice Plus+ a written reconciliation showing the amount of such Products and inventory; provided that such Products and inventory are in compliance with the Standards. With the written approval of Juice Plus+, Seller may try to use all or any part of such inventory for other customers or sell all or any part of it to third parties. The Parties shall cooperate and utilize their reasonable best efforts to prepare such final reconciliations of Products and inventory and any other amounts to be provided as between them in connection with such termination. Upon payment of all amounts owed to Seller, Seller shall return to Juice Plus+ all materials containing any Confidential Information, documents produced in the performance of this Agreement, work-in-process, parts, tools and test equipment paid for, owned or supplied by Juice Plus+. Seller will be able to retain copies of testing materials, and retained samples and any other items related to continuing obligations of Seller pursuant to this Agreement.

17.     Compliance with Laws. Each Party shall comply with all Applicable Law relating to the Party’s performance under this Agreement, and each Party represents and warrants that execution of this Agreement and performance of its obligations hereunder does not and will not breach any other agreement to which it is or will be a Party, including but not limited to any agreements with its customers.

18.     Acts of Employees. Each Party is solely responsible for the acts of its respective employees and agents, including any negligent acts. Each Party shall hold harmless, defend and indemnify the other against all claims based on acts of its respective employees or agents.

19.     Insurance. Seller will, at Seller’s expense, maintain in full force and effect, products liability insurance coverage with a policy limit of at least Ten Million Dollars ($10,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate, consisting of at least Two Million Dollars ($2,000,000) in primary coverage and the remaining Eight Million Dollars ($8,000,000) in an umbrella form for excess liability coverage. Such policy referred to in this Section 19 shall (a) name Juice Plus+ and any Master Distributor or Affiliate designated by Juice Plus+ as additional insured parties thereunder (without any representation or warranty by or obligation upon Juice Plus+) as respects Production and Products, (b) provide that at least thirty (30) days prior written notice of cancellation, amendment, or lapse of coverage shall be given to Juice Plus+ by the insurer, (c) provide worldwide coverage for occurrences; and (d) provide coverage for occurrences during the Term of this Agreement which will continue for such occurrences after the Term of this Agreement. Seller will deliver to Juice Plus+ original or duplicate policies of such insurance, or satisfactory certificates of insurance.

20.     Seller’s Agreement with its Employees. Seller shall have an appropriate agreement with each of its employees, or others whose service Seller may require, sufficient to enable it to comply with all of the terms of this Agreement.

21.     No Agency; Relationship with Employees. Nothing contained herein shall be deemed to authorize or empower Seller or its subsidiaries to act as an agent for Juice Plus+ or to conduct business in the name of Juice Plus+. Neither Party’s employees shall be considered employees or agents of the other Party. Each Party shall be solely responsible for paying, supervising, and directing the manner of work of its employees.

22.     Restrictions on Competing Products.

22.1     During the Term and for a period of five (5) years thereafter, Seller agrees that Seller shall not (i) manufacture or sell any Product to a Third Party, or enter into an agreement with a Third Party related to the manufacture or sale of Products, (ii) develop, formulate, manufacture, market or sell any Competing Product in the Territory, or (iii) enter into any agreement with a direct competitor of Juice Plus+ related to the development, formulation, manufacture or sale of Competing Products, or (iv) utilize Juice Plus+’s proprietary juice powder ingredients from any existing suppliers of such ingredients for the Products in the manufacture and/or distribution of any products for any other customer of Seller, in each case without the prior written approval of Juice Plus+.

22.2     During the Term, Seller agrees that it shall not knowingly manufacture or otherwise distribute any products for any Master Distributor of Juice Plus+ without the express written consent of Juice Plus+. In connection with this obligation, Seller shall take all reasonable steps to determine if a customer or potential customer is a Master Distributor for Juice Plus+.

23. Foreign Registrations. In the event Juice Plus+ intends to sell or distribute Products in a country within the Territory in which such Products are not currently being sold or in which governmental approvals or registrations become required where such approvals or registrations previously were not previously required, Juice Plus+ and Seller agree to cooperate and use their best efforts to obtain and maintain at Juice Plus+’s expense any necessary approvals or registrations by or with any governmental or regulatory agency in any country or political subdivision in which the Products are to be sold. Juice Plus+ and Seller shall mutually agree as to which party shall be primarily responsible for obtaining such approvals or registrations on a case-by-case basis. In the event Seller shall be primarily responsible for obtaining such foreign registrations, Seller shall obtain such approvals or registrations and/or file all applications on behalf of and under the name of Juice Plus+. All costs incurred in obtaining such foreign registrations shall be paid by Juice Plus+. Compensation to Seller for its efforts in obtaining such approvals or registrations shall be as agreed upon by the parties and described in subsequent written memorandums signed by the Parties and expressly referring to this Agreement. Regardless of which Party shall be primarily responsible for obtaining such foreign registrations, that Party will provide copies of all registration documents for the other Party’s review prior to submission for approval of such registration documents. The reviewing Party will have ten (10) business days following receipt of such registration documents to provide comments to the responsible Party on any such matters following submission to it. All such approvals, registrations and applications under this Section shall inure solely to the benefit of Juice Plus+ and Seller shall have no rights in any such approvals, registrations, or applications.

24.     Amendments. This Agreement may only be changed or supplemented by a written amendment, signed by authorized representatives of each Party.

25.     Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement without the prior written approval of the other Party. Any attempted assignment or delegation without such an approval shall be void. Notwithstanding anything to the contrary herein, Juice Plus+ may freely assign this Agreement to any Affiliate of Juice Plus+ at any time provided Juice Plus+ shall remain liable for the performance of its Affiliate following any such assignment.

26.     Governing Law and Forum. This Agreement shall be governed by the laws of the State of Tennessee without regard to any provision (including conflicts of law provisions) which would require the application of the law of any state other than the State of Tennessee. All disputes arising under or in connection with this Agreement shall be determined by actions filed in the courts within the State of Tennessee. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Western District of Tennessee and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court. Each party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in this Section 26. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

27.     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected.

28.     Effect of Title and Headings. The title of this Agreement and the headings of its Sections are included for convenience, and shall not affect the meaning of the Agreement or the Section.

29.     Notices. All notices, consents, waivers, requests, demands, claims and other communications under this Agreement (collectively, “Notices”) must be in writing and will be deemed to have been duly given upon (a) delivery by hand (with written confirmation of receipt) or (b) two (2) business days after deposit with an internationally recognized overnight delivery service (receipt requested, delivery prepaid). Notices shall be sent in each case to the appropriate addresses indicated for each Party below, or to such other addresses as a Party may designate in writing by Notice to the other Party. Any party may also send a copy of any Notice to the intended recipient using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, facsimile, ordinary mail, or electronic mail), but no such Notice shall be deemed to have been duly given unless and until provided pursuant to this Agreement.

If to NAIE:	With copies to:

Natural Alternatives International Europe	Natural Alternatives International
Via Cantonale	1535 Faraday Avenue
Centro Galleria 1,	Carlsbad, California 92008
6928 Manno, Switzerland	Attention: President
Attention: General Manager

If to NAI:	With copies to:

Natural Alternatives International, Inc.	Fisher Broyles LLP
1535 Faraday Avenue	12707 High Bluff Drive, Suite 200
Carlsbad, California 92008	San Diego, CA 92130
Attention: President	David A. Fisher

If to Juice Plus+:	With copies to:

The Juice Plus+ Company, LLC	G. Robert Morris, Esq.
140 Crescent Drive	Waller Lansden Dortch & Davis, LLP
Collierville, Tennessee 38017	1715 Aaron Brenner Drive, Suite 200
Attention: Chief Executive Officer	Memphis, Tennessee 38120

30.     Waiver. Failure of either Party to insist on strict conformance to any term herein, or in Purchase Orders issued hereunder, or failure by either Party to act in the event of a breach or default shall not be construed as a consent to or waiver of that breach or default or any subsequent breach or default of the same or any other term contained herein.

31.     Indemnification.

31.1     Indemnification by Seller. Seller shall indemnify and hold harmless Juice Plus+, its Master Distributors, and its Affiliates, as well as each of their respective officers, directors, shareholders, agents, and employees, from and against all loss, liability, damages, claims for damages, settlements, judgments or executions, including costs, expenses (including, without limitation, commissions paid and payable) and reasonable attorneys’ fees and costs (collectively, “Losses”) incurred by Juice Plus+ and/or such persons or entities as a result of any Third Party demands, actions, suits, prosecutions or other such claims arising on and after the Effective Date (“Juice Plus+ Claims”) based on: (i) any injury to or death of any person, or damage to property caused in any way by or resulting from an alleged breach of Seller’s representations and warranties contained herein; (ii) any claims that a Product or its method of manufacture infringes any patent, copyright, trade mark right, trade secret, mask work right or other proprietary right of any Third Party, unless such claim is attributable to Seller’s incorporation of the Standards, formulations, specifications or materials provided by Juice Plus+ for the Products; (iii) Seller’s inability or failure to maintain the quality control levels specified pursuant to this Agreement or (iv) any recall of Products provided by Seller under this Agreement is ordered by a court of competent jurisdiction or governmental agency due to Seller’s failure to comply with this Agreement.

In addition, notwithstanding any other provision to the contrary herein, during any period of time in which Seller is unable or fails to Produce the Products in sufficient volume as required by this Agreement, Juice Plus+ may, in addition to any other rights it has pursuant to the terms of this Agreement, have sufficient Products manufactured and delivered by a Third Party manufacturer (the “Replacement Products”) in accordance with the same Standards to the extent required to fulfill Juice Plus+’s requirements for the Products that Seller is unable or fails to produce and deliver, and Seller shall indemnify and hold harmless Juice Plus+ and its Affiliates against all costs or expenses incurred by Juice Plus+ and/or its Affiliates as a result of Seller’s inability or failure to Produce Products in sufficient volume as required by this Agreement, including, but not limited to, the extent to which the purchase prices paid by Juice Plus+ and/or its Affiliates for Replacement Products exceeds the price Seller would be paid for the same Products pursuant to this Agreement (the “Product Replacement Costs”). Notwithstanding the above, Seller shall not be required to indemnify or hold harmless Juice Plus+ or its Affiliates in the event Seller’s inability or failure to Produce Products in sufficient volume is due to any failure to perform by any Approved Contractor which is mandated by Juice Plus+.

In addition to any rights now or hereafter granted pursuant to this Agreement or under applicable Law and not by way of limitation of any such rights, Juice Plus+ shall have the right, at any time or from time to time upon the occurrence and during the continuance of a Juice Plus+ Claim or other event for which Seller has an obligation to indemnify Juice Plus+ that has not been satisfied by Seller to, with ten (10) days prior notice to Seller, set off and apply against all payments due from Juice Plus+ to Seller the amount of all Losses and/or Product Replacement Costs Seller is obligated to indemnify Juice Plus+ for and that Seller has not satisfied such obligation to Juice Plus+.

31.2     Indemnification by Juice Plus+. Juice Plus+ shall indemnify and hold harmless Seller, its subsidiaries, affiliated and/or controlled companies, as well as each of their respective officers, directors, agents, and employees, from and against all Losses incurred by Seller and/or such persons or entities as a result of Third Party claims based on: (i) any alleged breach of Juice Plus+’s warranties contained herein, or (ii) any claims that a Product infringes any patent, copyright, trade mark right, trade secret, mask work right or other proprietary right of any Third Party to the extent such claim is attributable to Seller’s incorporation of formulations, specifications or materials listed on the Standards provided by Juice Plus+ into the Products.

31.3     Indemnification Procedure. The Party entitled to indemnification under this Section 31 (the “Indemnified Party”) will provide the Party obligated to provide indemnification under this Section (the “Indemnifying Party”) with prompt notice of any Losses for which it seeks indemnification under this Section, provided that the failure to do so will not excuse the Indemnifying Party of its obligations under this Section 31 except to the extent prejudiced by such failure or delay. The Indemnifying Party shall not be liable for any settlement effected without the Indemnified Party's consent, which consent shall not be unreasonably withheld. The Parties shall cooperate in defending any Third Party claim.

32.     Inspection Events, Returns and Recalls, Regulatory Action.

32.1     Inspection Events. Seller shall immediately notify Juice Plus+ by the most expeditious means practicable, but in no event later than the next business day, if and when it is informed of an impending audit, inspection and/or onsite visit (“Inspection Event”) concerning or which could impact the manufacture of any Product by Seller under this Agreement by a governmental agency or any licensing unit thereof. Juice Plus+, at its sole discretion and expense may elect to send an employee or designee to observe the Inspection Event. In the event that Seller should not have prior notice of an Inspection Event, then Seller shall immediately, but in no event later than the next business day after such Inspection Event, give written notice of the same to Juice Plus+, and shall further provide to Juice Plus+ any written documentation supplied to Seller on account of such Inspection Event. In the event of any action described in this Section, the Parties shall cooperate in determining the response, if any, to be made to such action.

32.2     Returns and Recalls. Each Party shall immediately provide the other Parties with notification of any event or occurrence that could necessitate the need to recall or withdraw Product(s) together with such information as may be available concerning the potential need to withdraw or recall Product(s). In the event of such event or occurrence concerns a failure to Produce Products in conformance with the Standards, Seller may request the return of any such Products in the possession of Juice Plus+. Juice Plus+ shall manage all recall decisions with respect to Products sold or shipped by Juice Plus+ which do not involve a claim of failure of the Products to be Produced in accordance with the Standards. In the event of any action described in this Section 32 that does involve a claim the Products were not Produced in accordance with the Standards, the Parties shall cooperate in determining, and will mutually agree upon, the response, if any, to be made to such action and each party agrees to cooperate with the other in responding to any communication or inquiry and/or attempting to resolve any such action.

32.3     Regulatory Action. If any government agency makes, specifically with respect to any Product manufactured by Seller for Juice Plus+ under this Agreement, (i) an inquiry, or (ii) gives notice of or makes an inspection at Seller’s premises, or (iii) seizes any such Product or requests a recall, or (iv) directs Seller to take or cease taking any action, Juice Plus+ shall be notified immediately but in no event later than the next business day. Seller will investigate the inquiry or complaint and provide Juice Plus+ with a written report within three (3) business days after the notification. Duplicates of any samples of Product taken by such agency shall be sent to Juice Plus+ promptly. In the event of any action described in this Section, the Parties shall cooperate in determining, and will mutually agree upon, the response, if any, to be made to such action and each party agrees to cooperate with the other in responding to any communication or inquiry and/or attempting to resolve any such action.

33.     Entire Agreement. This Agreement, including its Exhibits, is the complete statement of the Parties’ agreement, and supersedes all previous and contemporaneous written and oral communication about its subject.

34.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

35.     Authority. The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Agreement.

36.     Publicity of Agreement. The Parties understand NAI will be required by law to promptly file a publicly available report with the United States Securities and Exchange Commission regarding NAI’s entering into this Agreement and NAI will be required to include a copy of the Agreement in the filing, and NAI may therefore elect to issue a press release announcing NAI’s entry into this Agreement. NAI and Juice Plus+ agree to cooperate, and to mutually approve in advance the content of any such press release.

37.     Further Assurances. The Parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

38.     Attorney’s Fees. If any legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing Party shall be entitled to recover its reasonable attorney’s fees incurred in connection with such legal proceeding. The term “prevailing Party” shall mean the Party that is entitled to recover its costs in the proceeding under Applicable Law.

39.     Damages. Seller shall be liable to Juice Plus+ for any incidental or consequential damages incurred by Juice Plus+ as a result of a breach of this Agreement by Seller.

40.     Breach. The failure by Seller to adhere to any of the terms of Sections 2, 6, 10, 12, 17, 18, 19, 20, 21, 22, or 30 shall be a material breach of this Agreement.

41.     Exhibits. The Exhibits listed below and attached hereto, as the same may be amended from time to time pursuant to this Agreement, are hereby incorporated and made a part of this Agreement:

Exhibit A – The Juice Plus+ Products
Exhibit B – The Territory

Exhibit C – The Juice Plus+ Marks

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

NATURAL ALTERNATIVES INTERNATIONAL EUROPE S.A. a Swiss corporation:

By:	/s/ Mark LeDoux
Name: Mark LeDoux Title: Director

NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation:

By:	/s/ Mark LeDoux
Mark A. LeDoux, Chief Executive Officer

THE JUICE PLUS+ COMPANY, LLC, a Tennessee limited liability company

By:	/s/ Paulo Teixeira
Paulo L. Teixeira, Chief Executive Officer

[Signature Page to Exclusive Manufacturing Agreement]

EXHIBIT A

Manufacturing Agreement

The Juice Plus+ Company and Natural Alternatives International

March 31, 2019

Master Product List	Consumer Unit

Orchard & Garden Capsules	2 / 120 ct. Orchard Capsules
2 / 120 ct. Garden Capsules

Vineyard Capsules	2 / 120 ct. Vineyard Capsules

Australia Omega Capsules	2 / 120 ct. Omega Capsules
European Omega Capsules	2 / 120 ct. Omega Capsules

Complete by Juice Plus	4 / 15 serving pouches
6 / 15 serving pouches
2 / 30 ct. SS sachets
1 / 15 ct. SS sachets

Lift by Juice Plus	2/30 serving sachets

A-1

Exhibit B

Manufacturing Agreement

The Juice Plus+ Company and Natural Alternatives International

Territory

1.	Austria
2.	Australia
3.	Belgium
4.	Canada
5.	Denmark
6.	Finland
7.	France
8.	Germany
9.	Ireland
10.	Israel
11.	Italy
12.	Luxembourg
13.	Malaysia
14.	Netherlands
15.	New Zealand
16.	Norway
17.	Poland
18.	Singapore
19.	Spain
20.	Sweden
21.	Switzerland
22.	United Arab Emirates
23.	United Kingdom
24.	United States

B-1

EXHIBIT C

Juice Plus+ Marks

C-1